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                                                                   Exhibit 10.23

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") effective April 2, 2002 (the "Effective Date") is by and between INPHONIC, INC., a Delaware corporation with an address at 1010 Wisconsin Avenue N.W., Suite 250, Washington, DC 20007 (the "Company") and FRANK C. BENNETT, III, an individual with an address at 930 Shetland Court, McLean, Virginia 22102 (the "Executive").

     WHEREAS, the parties desire to set forth the terms and conditions upon which the Company will employ the Executive.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

     1. Position. The Company hereby employs Executive as Chief Operating Officer of the Company and Executive hereby accepts such employment with the Company. The Executive shall report directly to the Chief Executive Officer (the "CEO") of the Company, and the Executive's principal office during the Employment Period (as hereinafter defined) shall be located in the Company's offices in Largo, Maryland or as otherwise reasonably requested by the CEO.

     2. Employment Period. The Executive's employment shall commence on the Effective Date and shall terminate as provided under this Agreement (the "Employment Period").

     3.   Duties.

     3.1. Executive agrees to undertake the duties and responsibilities inherent in the position of Chief Operating Officer, which may encompass different or additional duties as may, from time to time, be assigned, altered or modified by the CEO. The Executive agrees to abide by the written rules, personnel practices and policies of the Company and any reasonable change

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thereof that may be adopted at any time by the CEO and communicated in writing to the Executive or otherwise generally publicized by the Company.

     3.2. Executive shall devote Executive's full business time and attention to performing his duties hereunder and shall use his commercially reasonable efforts to further the business and affairs of the Company and to work with other employees of the Company in a competent and professional manner and generally to promote the interests of the Company. The Executive shall not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation that competes, conflicts or interferes with the performance of his duties hereunder in any way.

     4. Compensation. As remuneration for all services to be rendered by the Executive hereunder, and as consideration for complying with the covenants contained herein, the Company shall pay and provide to the Executive the following compensation:

     4.1 Base Salary. The Company shall pay to the Executive a base salary of two hundred twenty-five thousand dollars ($225,000) per annum (the "Salary"). The Salary shall be payable in accordance with the Company's normal payroll schedule and practices. Such Salary shall be reviewed annually to ascertain whether, in the judgment of the CEO, such Salary should be increased based on the performance of and contributions made by the Executive during the preceding year, inflation, and other factors deemed appropriate by the CEO.

     4.2. Bonus. Executive shall have the opportunity to earn an annual bonus of up to one hundred twenty-five thousand dollars ($125,000) for on-target performance (the "Bonus"). Payment of the Bonus shall be determined in the full discretion of the CEO. In exercising such discretion in respect to the Bonus, but without limiting his discretion, the CEO may consider operational and financial indicators and management goals, including, without limitation, achievement of sales revenue and profitability, working capital performance, implementation of new projects, addition of new customers, and management of cash flow. The parties agree to work together to establish reasonable and objective definitions of "on-target performance" and "management goals" within sixty (60) calendar days of commencement of the Executive's employment.

     4.3. Incentive Plans; Stock Options. The Executive shall be eligible to participate in such profit-sharing, stock option, bonus, incentive and performance based award programs as are

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made available to any other executive employees of the Company; provided, further, the Executive shall be granted the right to purchase from the Company, at an exercise price of Two dollars and Sixty cents ($2.60) per share, One million Four hundred Eighty-Nine thousand Three hundred Twenty-Seven ( 1,489,327) shares of the common stock of the Company pursuant to the terms and conditions of the InPhonic.com, Inc. 1999 Stock Incentive Plan (the "Common Stock Options"). The Common Stock Options shall vest over Four (4) years from the date of grant; provided, however, One hundred Forty-Eight thousand Nine hundred Thirty-two (148,932) shares of the Common Stock Options shall vest upon the expiration of six (6) months from the time of grant with the remainder quarterly vesting throughout the remainder of the Four (4) year period. The parties agree to execute a stock option grant agreement, in form consistent with this Section 4.3 and the InPhonic.com, Inc. 1999 Stock Incentive Plan, reflecting the Common Stock Options. The Common Stock Options shall be incentive options (as contemplated by Section 422(a) of the Internal Revenue Code and regulations thereunder) to the maximum extent permitted by applicable law and regulation. On the Effective Date, the parties agree to execute a stock option grant agreement, in form consistent with this Section 4.4 and the InPhonic, Inc. 1999 Stock Incentive Plan, reflecting the Common Stock Options.

     4.4. All amounts of salary, bonus or other compensation hereunder shall be subject to such withholding as is required by law or otherwise agreed to by the Company and Executive.

     5.   Benefits; Expenses.

     5.1. The Executive shall be entitled to the benefits available to any other Executive employee of the Company pursuant to Company programs, including, by way of illustration, but not limitation, paid holidays, sick leave, dental, and health insurance programs of the Company, as and to the extent that any such programs are or may from time to time be in effect. Notwithstanding anything to the contrary contained herein, Executive shall be entitled to four (4) weeks of paid vacation per year which is commensurate with the Company's vacation policy, which shall be taken at times as the CEO reasonably approves and the Company shall include Executive as a covered employee pursuant to its Directors and Officers insurance policies.

     5.2. The Company shall pay or reimburse Executive for all reasonable, ordinary, client-related business or entertainment expenses incurred in the performance of his services hereunder in accordance with Company policy in effect from time to time; provided, however, that any

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expenditure in excess of $3,000.00 available to the Executive for such travel, entertainment and other expenses shall require advance approval by the CEO. The Executive shall submit vouchers and receipts for all expenses for which reimbursement is sought in accordance with the Company's standard policies.

     5.3. The Company shall not be obligated to institute, maintain, or refrain from changing, amending or discontinuing any benefit plan, program or perquisite, so long as such changes are similarly applicable to other executive employees of the Company.

     6.   Employment Period; Disability; Termination.

     6.1. Termination For Cause. Nothing in this Agreement shall be construed to prevent the Company from terminating the Executive's employment under this Agreement for Cause. The Company and the Executive shall have no further obligations under this Agreement after the effective date of such termination, except as set forth in Sections 7, 8, 9, 16 and 17 of this Agreement. Such provisions shall remain in full force and effect for the periods referenced in such Sections subsequent to the effective date of the termination of the Executive.

     In the event that the Executive's employment is terminated for Cause or resignation, the Executive shall be entitled to (i) the Salary at the rate in effect at such time through the effective date of such termination (including any accrued but unused vacation time); (ii) any rights or benefits available under applicable employee benefit programs then in effect and in which the Executive was a participant at the time of such termination, to the extent that such rights or benefits have vested in accordance with the terms of such programs; and (iii) reimbursement of any expenses in accordance with Section 5.2.

     For purposes of this Agreement, the term "Cause" shall mean (i) the conviction of, or the plea of non contendere by, the Executive for any felony or other crime involving fraud or moral turpitude that has a material adverse effect on the Company; (ii) any act or omission constituting a material dereliction of the obligations of the Executive including, but not limited to, willful and continued failure to perform the duties of Executive under this Agreement, except in cases involving the mental or physical incapacity or disability of the Executive (in which case the Executive may be terminated in the event that the incapacity or disability is a "Permanent Disability", as defined in Section 6.3); (iii) gross negligence or intentional misconduct by

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Executive materially injurious to the Company; (iv) any breach by Executive of the provisions of Sections 7, 8 or 9 of this Agreement; (v) use of alcohol or abuse of controlled substances interfering with performance of Executive's duties hereunder; or (vi) a material violation of Company policy or any action which constitutes a violation of any law, rule or regulation applicable to the Company's business operations. Executive and the Company further agree that in the event that the conduct which is "Cause" for termination arises under sections (ii), (iii) or (v) of this Section 6.1 and such conduct and resulting injury or effect is capable of being cured by Executive within a 30 day period, termination of employment may occur only after Executive has failed to cure such conduct and resulting injury or effect within 30 days after receipt by the Executive of written notice by the Company specifying in reasonable detail the Cause based upon which the Company intends to terminate his employment.

     6.2. Termination Without Cause. The Company shall retain the right to terminate the Executive without Cause with fifteen (15) days prior written notice. The Company acknowledges and agrees that the non-compete restrictions set forth in Section 8 of this Agreement will be inapplicable for the periods referenced in such Section subsequent to the effective date of termination of the Executive without Cause.

     In the event that the Executive's employment is terminated without Cause pursuant to this Section 6.2, the Executive shall be entitled to: (i) a payment equal to six (6) months of Salary, at the rate then in effect, paid at the discretion of the Company in either one lump sum amount or six (6) equal monthly payments, commencing as of the effective date of termination (the "Severance"); provided, further, upon the expiration of each consecutive twelve (12) month period of Executive's continuous employment hereunder from the Effective Date, the Severance shall be increased by an additional two (2) months, not to exceed an aggregate of twelve (12) months of Severance. Should the Executive commence employment, either part time or full time, and/or provide consulting services, to any individual, company and/or entity (collectively, for purposes of this Agreement, the "Subsequent Employment") at any time during which any portion of the Severance is not yet due to the Executive, the Executive shall promptly notify the Company in writing of such Subsequent Employment and the Company's obligation to pay the Severance to the Executive shall immediately terminate. Notwithstanding such, in the event the

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Executive's employment is terminated without Cause pursuant to this Section 6.2, and regardless if Executive obtains Subsequent Employment, the Executive shall be paid a minimum of Six (6) months of the Salary then in effect; (ii) any rights or benefits available under applicable employee benefit programs then in effect and in which the Executive was a participant at the time of such termination, to the extent such rights or benefits have vested in accordance with the terms of such programs; (iii) on the effective date of termination, the Salary at the rate in effect at such time through the effective date of such termination (including any accrued but unused vacation time); and (iv) reimbursement of any expenses in accordance with Section 5.2. By way of example of the Severance payment, should the Executive be terminated for Cause during the Twenty-fifth (25th) month of his employment, he will be eligible to receive Ten (10) months of Severance (provided, however should the Executive obtain Subsequent Employment anytime during the Severance payment period, the maximum Severance payable to Executive would be an amount equal to Six (6) months of his Salary.

         6.3. Termination Due to Permanent Disability. In the event that the Executive suffers a Permanent Disability, as hereinafter defined, during his employment with the Company, the Company may terminate this Agreement by providing at least thirty (30) days written notice to the Executive. The effective date of such termination shall be the last day of such thirty (30) day notice period.

         In the event that the Executive's employment is terminated due to his Permanent Disability, the Executive or his legal representative or court appointed guardian shall be entitled to: (i) any options or stock equivalents granted to the Executive pursuant to Section 4.3 to the extent such options or stock equivalents have vested in accordance with the terms of the agreements to which such options or stock equivalents are subject, if any; (ii) any rights or benefits available under applicable employee benefit programs then in effect and in which the Executive was a participant at the time of such termination, to the extent that such rights or benefits have vested in accordance with the terms of such programs; (iii) the Salary at the rate in effect at such time through the effective date of such termination (including any accrued but unused vacation time); and (iv) reimbursement of any expenses in accordance with Section 5.2.

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         The term "Permanent Disability" for purposes of this Agreement, shall mean the inability of the Executive to render full and effective services hereunder by reason of permanent physical or mental infirmity, resulting from illness, accident or otherwise, despite any reasonable accommodation by the Company, as such term is defined by the ADA in the event Executive is unable to perform due to a disability, as such term is defined by the ADA, for more than Thirty (30) consecutive calendar days during any twelve (12) month period.

         6.4. This Agreement shall terminate immediately upon the effective date of the Executive's resignation or retirement (as defined under the then established rules of the Company's retirement plans); provided, however, that in the event that the Executive's employment terminates upon his resignation or retirement, the provisions of Sections 7 and 8 will remain in full force and effect for the periods referenced in such Sections subsequent to such termination. In the event that the Executive's employment is terminated by reason of resignation or retirement, the Executive (or his estate as the case may be) shall be entitled to (i) the Salary at the rate in effect at such time through the effective date of such termination (including any accrued but unused vacation time); (ii) any rights or benefits available under applicable employee benefit programs then in effect and in which the Executive was a participant at the time of such termination, to the extent that such rights or benefits have vested in accordance with the terms of such programs; (iii) reimbursement of any expenses in accordance with Section 5.2; and (v) any options or stock equivalents granted to the Executive pursuant to Section 4.3 to the extent such options or stock equivalents have vested in accordance with the terms of the agreements to which such options or stock equivalents are subject, if any.

         6.5. This Agreement shall terminate immediately upon the Executive's death; provided, however, that in the event that the Executive's employment terminates by reason of his death, the Executive's estate shall be entitled to
(i) the Salary at the rate in effect at such time through the effective date of such termination (including any accrued but unused vacation time); (ii) any rights or benefits available under applicable employee benefit programs then in effect and in which the Executive was a participant at the time of such termination, to the extent that such rights or benefits have vested in accordance with the terms of such programs; (iii) reimbursement of any expenses in accordance with Section 5.2; (iv) any options or stock equivalents granted to

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the Executive pursuant to Section 4.3 to the extent such options or stock equivalents have vested in accordance with the terms of the agreements to which such options or stock equivalents are subject, if any, and (v) the immediate vesting of fifty percent (50%) of any remaining and unvested options granted to the Executive. By way of example, should the Executive have 100,000 unvested options as of the time of his termination hereunder, in addition to any other options previously vested as of such date, 50,000 options shall also vest as of the date of such termination. Notwithstanding anything herein or otherwise to the contrary, any options vested as of the time of the Executive's death shall expire three (3) years from the date the Executive's employment is terminated by reason of his death.

         7. Confidential Information. The Executive shall not (for his own benefit or the benefit of any person or entity other than the Company) use or disclose any of the Company's trade secrets or other confidential information. For purposes of this Agreement, the term "trade secrets or other confidential information" includes, by way of example, matters of a technical nature, "know-how", computer programs (including documentation of such programs), research projects, and matters of a business nature, such as proprietary information about costs, profits, markets, sales, lists of customers, and other information of a similar nature discovered during performance of this Agreement that is generally understood in the industry as being trade secret, confidential and/or proprietary, that is designated as being, or reasonably should be understood to be, confidential or proprietary information of the Company, either verbally or in writing, or that is designated as representing trade secrets of the Company, either verbally or in writing except to the extent such information
(1) is generally known to the public; or (2) is known by the Executive prior to the disclosures under this Agreement; or (3) has been acquired by the Executive from a third party having no confidentiality agreement with the Company; or (4) is required to be disclosed by law or judicial or administrative process; or (5) is disclosed to a third party without restriction on disclosure; or (6) is or was approved for release by the Company's Board of Directors. In order for material disclosed to be subject to the protections provided, such disclosure does not have to be in writing or other tangible form and/or clearly marked as

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proprietary. The parties agree that the terms of this Section shall survive termination, with or without Cause, of this Agreement.

         7.1. Executive agrees that for a period of time equal to the Severance, as defined under this Agreement, following termination of his employment, Executive will not contact any Customer or Employee of the Company to request, induce or attempt to induce such Customer or Employee to terminate any business relationship, agreement or employment with the Company. The term "Customer" is defined as any entity that the Company is conducting business with or has entered into a contractual relation with as of the date of termination of this Agreement and the term "Employee" is defined as any individual employed by the Company as a partner, contractor, sub-contractor, employee, consultant or other business associate of the Company as of the date of termination of this Agreement and during the six (6) month period immediately preceding termination of this Agreement.

         7.2. The Executive acknowledges that the markets served by the Company are global in scope and are not dependent on the geographic location of the executive personnel or the businesses by which they are employed.

         7.3. All files, memoranda, notes, and other work product in tangible form in connection with the employment of Executive, including any marketing plans, deliverables and reports prepared by Executive for the Company under this Agreement, and which may or may not be either confidential or proprietary, and all other materials prepared for and delivered to the Company, shall be the property of the Company. Upon termination of the Executive's employment, with or without Cause, or at any other time upon request of the Company, the Executive agrees to deliver to the Company the following original documents and any copies thereof without retaining any copies: (i) all documents, files, notes, manuals, memoranda, databases, and/or computer programs, reflecting any confidential and/or proprietary information of the Company whatsoever or otherwise relating to the business of the Company and its affiliates or parent company, (ii) lists of customers, vendors, suppliers, and leads or referrals thereto, and (iii) any computer equipment, home office equipment, automobile or any other business equipment, if any, that the Executive may then possess or have under his control.

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         7.4.  The Company shall retain its entire right, title and interest in and to (including the right to reproduce, modify, display, produce derivative works of, translate, publish, sell, use, dispose of, and to authorize others to do so, and the right to patent as the sole inventor, copyright and to register such copyright in the Company's or its nominee's name), all deliverables, and copyrightable materials conceived or first produced under this Agreement by the Executive, and Executive agrees that such copyrightable materials are works made for hire under the copyright laws of the United States. The Executive further agrees during the term of this Agreement and at all times thereafter, at the Company's sole cost and expense, to execute all documents and perform all lawful acts which the Company reasonably considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement.

         8. Restrictions; Employees, Remedies. The parties hereto recognize that Executive's services are special and unique and that his compensation is partly in consideration of and conditioned upon Executive agreeing to the provisions of Section 7 hereto and the provisions of this Section 8, and that such covenants are essential to protect the business and goodwill of the Company. Accordingly, except as otherwise provided in Section 6.2 above, Executive agrees that, during the Employment Period and during the Severance period,, Executive will not (i) render any service (as an employee, officer, director, consultant or otherwise) to any unit or division of any entity involved directly in the Business, or (ii) make or hold any investment in any entity in the Business other than the ownership of not more than five percent (5%) of the listed stock of any publicly traded entity. The uppercased term "Business" shall mean, for purposes of this Agreement, the provision of Internet-based unified communications and distribution of wireless devices and products of the sort performed by Company during the six months preceding Executive's termination of employment from the Company, as well as any other services provided by the Company during the Six (6) months preceding Executive's termination of employment from the Company.

         8.1. The parties acknowledge and agree that the restrictions set forth in Section 7 and in this Section 8 are reasonable and necessary to protect the Company's legitimate business interests. Executive acknowledges that a breach by Executive of such provisions will cause the Company irreparable harm; therefore, the Company shall be entitled, in addition to any other

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right and remedy it may have, at law or in equity, to an injunction, without posting of any bond or other security, enjoining or restraining Executive from any violation of such provisions.

         8.2. The parties agree that the restrictions set forth and incorporated herein are reasonable in order to protect the Company. If any of such restrictions shall be deemed to be unenforceable by reason of the extent, duration, geographical scope, or other provisions, then the parties contemplate that the court shall reduce such extent, duration, geographical scope, or other provisions and enforce this Agreement to the fullest extent in its reduced form for all purposes.

         9. Intellectual Property. During the Employment Period, the Executive shall disclose to the Company all ideas, concepts, inventions, product ideas, new products, discoveries, methods, software, business plans and business opportunities, which may or may not be patentable or copyrightable, or otherwise protected by then-applicable laws governing intellectual property and intellectual property rights, that are developed by the Executive through the use of Company resources that relate directly to the Company's business. The Executive agrees that such property and rights will be the property of the Company and that, at the Company's request and cost, he will do whatever is reasonably necessary to secure for the Company the rights thereto by patent, copyright or otherwise. Executive acknowledges and agrees that his obligations with respect to Company property discussed in this paragraph shall survive the termination of this Agreement.

         10. Representation and Warranty. Executive represents and warrants to the Company that Executive is not subject to any non-compete, non-solicitation, or other restriction which may prevent Executive from performing the services contemplated by this Agreement.

         11. Waivers. No delay or waiver by either party of any breach or non-performance of any provisions or obligations of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

         12. Notices. All notices or other communications required or permitted under this Agreement shall be in writing addressed to the parties at the addresses set forth in the first paragraph of this Agreement and shall be deemed to be given upon the earlier of (i) actual delivery by hand, or (ii) three days after being mailed by registered or certified mail, return receipt requested.

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         13.   Headings.  The headings appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

         14. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof.

         15. Heirs, Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon both parties and their respective heirs, personal representatives, successors and assigns. The parties understand that the obligations of the Executive are personal and may not be assigned by him.

         16. Publicity. Neither party may issue, without the prior written consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment relationship between the Company and the Executive. Following the Effective Date of this Agreement and regardless of any dispute that may arise in the future, the Executive and the Company jointly and mutually agree that neither shall disparage, criticize or make statements which are negative, detrimental or injurious to the other party.

         17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         18. Severability. In case any one or more of the provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable in any respect, such provision shall be of no force and effect, but the illegality, invalidity or unenforceability of any other provision of this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been contained in this Agreement.

         19. Entire Agreement. This Agreement contains the entire understanding of the Executive and the Company with respect to the employment of the Executive by the Company and supercedes any and all prior understandings of the parties hereto, whether written or oral. This Agreement may not be amended, modified, altered or rescinded in any manner, except by written instrument signed by both of the parties to this Agreement.

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         IN WITNESS WHEREOF, the parties having read, understood and agreed to the foregoing terms and conditions, have signed below:


         INPHONIC, INC.                                EXECUTIVE

/s/ David A. Steinberg                       /s/ Frank C. Bennett, III
_______________________________              ___________________________________
Name                                         Frank C. Bennett, III

Title